Exhibit 99.1

            Transbotics Secures Working Capital Through Issuance of
                   Subordinated Debt with Detachable Warrants

     CHARLOTTE, N.C.--(BUSINESS WIRE)--Dec. 4, 2007--Transbotics Corporation, (OTCBB:TNSB)(www.transbotics.com), announced that the Company issued $600,000 of Subordinated Notes with detachable warrants totaling two (2) million shares of common stock at $0.40 a share. The interest rate on the Notes is 6% per annum and is payable quarterly in arrears beginning February 29, 2008. Principal and unpaid interest shall be payable on November 30, 2017. The Notes are subject to redemption in whole, or in part, by the Company at any time. The warrants expire November 30, 2011.

     The notes include a limited and conditional demand feature that provides that if the Company for any fiscal year, commencing with the fiscal year ending on November 30, 2008, recognizes at least $400,000 in net income for such fiscal year (as reported in its Form 10-KSB annual report), then the holders may by providing written notice within thirty days after the Company's filing of such annual report with the SEC, demand a partial repayment of the notes. The maximum aggregate amount of annual repayments linked to this special demand right is $200,000 until the notes are fully repaid. These rights are held by the note holders independently and may be exercised on a pro rata basis based on the respective principal amount of the notes held by the note holders.

     The net proceeds to the Company from the sale of these Notes were approximately $580,000 (after deducting related offering expenses). The Company intends to apply such proceeds against its bank line of credit and apply the remainder of such proceeds to working capital needs and other general corporate purposes.

     "With current net losses this year, the infusion of working capital funding was necessary to provide the Company an improved financial platform to continue its efforts to expand its business" said Charles W. Robison, CEO of Transbotics.

     For over 20 years Transbotics Corporation has specialized in the design, development, support and installation of automated material handling systems with an emphasis on Automatic Guided Vehicles (AGVs). The Company is a systems integrator that manufactures, installs and supports various automation technologies including: AGVs, robots, conveyors, batteries, chargers, motors and other related products.

     Transbotics provides unique automation solutions to a variety of industries in addition to the automotive (tier one supplier), including aerospace and defense, food and beverage, paper and allied products, newsprint and publishing, entertainment, microelectronics, plastics and primary metals. Transbotics' current customers include Fortune 500 companies as well as small manufacturing companies.

     This release (including information incorporated by reference herein) may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operation, plans, objectives, future performance and business of the Company. These forward-looking statements involve certain risk, including, without limitation, the uncertainties detailed in Transbotics Corporation Securities and Exchange Commission filings.


     CONTACT: Transbotics Corporation
              Charles W. Robison, CEO, 704-362-1115


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